Exhibit 10.8

Execution Version

GERSON LEHRMAN GROUP, INC.

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (this “Agreement”) dated as of March 23, 2018, between Gerson Lehrman Group, Inc. a Delaware corporation (the “Company”), and J. Paul Todd (the “Executive”, and together with the Company, the “Parties”).

W I T N E S S E T H

WHEREAS, the Company desires to employ the Executive as the President and Chief Executive Officer of the Company; and

WHEREAS, the Company and the Executive desire to enter into this Agreement as to the terms of the Executive’s employment with the Company.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. POSITION AND DUTIES.

(a) During the Employment Term (as defined in Section 2 hereof), the Executive shall serve as the President and Chief Executive Officer of the Company. In such capacity, the Executive shall perform the customary duties and have the customary authorities and responsibilities as are required by the Executive’s position, and such other duties, authorities and responsibilities as may reasonably be assigned to the Executive from time to time by the Board of Directors of the Company (the “Board”). The Executive’s principal place of employment with the Company shall be at the Company’s headquarters located in New York City, provided that the Executive understands and agrees that the Executive may be required to travel from time to time for business purposes. The Executive shall report directly and exclusively to the Board.

(b) During the Employment Term, the Executive shall devote all of the Executive’s business time, energy, business judgment, knowledge and skill and the Executive’s best efforts to the performance of the Executive’s duties with the Company; provided, however, that the Executive may (i) serve on corporate, civic, or charitable boards or committees, (ii) deliver lectures or fulfill speaking engagements, or (iii) manage personal investments (subject to the Company’s investment policy), so long as (A) such activities do not materially interfere with the performance of the Executive’s responsibilities in accordance with this Agreement or create a business or fiduciary conflict, (B) in the case of activities pursuant to clause (i), the Executive fully discloses each such activity to the Board and obtains the Board’s prior written approval of such activity, and (C) such activities do not violate any other provision of this Agreement (including, without limitation, Section II hereof).

(c) The Board shall take such action as may be necessary to appoint or elect the Executive as a member of the Board as of the Effective Date (as defined in Section 2 hereof). Thereafter, during the Employment Term, the Board shall nominate the Executive for re-election as a member of the Board at the expiration of the then current term, provided that the foregoing shall not be required to the extent prohibited by legal or regulatory requirements.

2. EMPLOYMENT TERM. The Company agrees to employ the Executive pursuant to the terms of this Agreement, and the Executive agrees to be so employed, for an indefinite term commencing on March 27, 2018 (the “Effective Date”), subject to termination as set forth in Section 8 hereof. The period of time between the Effective Date and the termination of the Executive’s employment hereunder shall be referred to herein as the “Employment Term”.

3. BASE SALARY. During the Employment Term, the Company agrees to pay the Executive a base salary at an annual rate of one million dollars ($1,000,000), payable in accordance with the regular payroll practices of the Company but in no event less frequently than monthly (the “Base Salary”). Executive’s Base Salary shall be reviewed periodically, and at least annually, by the Board.

4. ANNUAL BONUS PLAN. During the Employment Term, the Executive shall be eligible to participate in the Company’s Executive Growth Incentive Program (“EGIP”), which shall provide for an annual discretionary incentive payment with a target of seventy five percent (75%) of the Executive’s Base Salary, contingent on achievement of applicable performance criteria that are set by the Compensation Committee of the Board in consultation with the Executive and continued active employment with the Company through the incentive payment date (subject to Section 9 hereof), and subject to all other terms and conditions of the EGIP, as may be amended from time to time. The applicable performance criteria for the Executive under the EGIP for 2018 will be established by the Compensation Committee of the Board on or before April 30, 2018, and for 2019 and thereafter, by the Compensation Committee of the Board on an annual basis, in each case in consultation with the Executive. A copy of the EGIP is attached hereto as Exhibit 1.

5. EQUITY MATTERS.

(a) STOCK OPTION A WARD. Upon the completion of the Company valuation, and in no event later than April 30, 2018, the Executive shall be granted an award of options (the “Options”) under the Company’s 2016 Stock Incentive Plan (the “Stock Plan”) to purchase (approximately, to be adjusted as agreed by the Parties) 1,023,074 shares of Company common stock with an exercise price per share equal to the “Fair Market Value” (as defined in the Stock Plan) of a share on the grant date, under and subject to all of the terms and conditions of the Stock Plan, as it may be amended from time to time, and an individual stock option award agreement substantially in the form of the agreement attached hereto as Exhibit 2 (the “Option Award Agreement”). In the event the Executive’s employment with the Company is terminated prior to the date on which the Options are granted by the Company without Cause or by the Executive for Good Reason, the Options shall still be granted by April 30, 2018, but in an amount equal to the Options (if any) that would have vested and become exercisable in connection with such termination pursuant to Section 3(c) of the Option Award Agreement had the Options been granted prior to such termination.

(b) EQUITY PURCHASE. Upon the completion of the Company valuation, and in no event later than April 30, 2018, the Executive shall purchase from the Company, and the Company shall sell to the Executive, shares of Company common stock with an aggregate purchase date Fair Market Value (determined based on such valuation) of one million dollars ($1,000,000), for an amount per share equal to the Fair Market Value of a share on the purchase date, and shall become party to the Company’s Second Amended and Restated Stockholders Agreement dated as of December 18, 2015, as it may be amended from time to time (the “Stockholders Agreement”). The Parties hereby agree to enter into and deliver a stock purchase agreement substantially in the form of the agreement attached hereto as Exhibit 3, and any other agreements or other documents, as may be necessary or appropriate to effectuate and carry out the transaction contemplated in this paragraph. A copy of the Stockholders Agreement is attached hereto as Exhibit 4.

6. EMPLOYEE BENEFITS.

(a) BENEFIT PLANS. During the Employment Term, the Executive shall be entitled to participate in all employee benefit plans that the Company has adopted or may adopt, maintain or contribute to for the benefit of its employees generally, subject to satisfying the applicable eligibility requirements, except to the extent such plans are duplicative of the benefits otherwise provided to hereunder. The Executive’s participation will be subject to the terms of the applicable plan documents and generally applicable Company policies. Notwithstanding the foregoing, the Company may modify or terminate any employee benefit plan at any time.

(b) BUSINESS EXPENSES. Upon presentation of reasonable substantiation and documentation acceptable to the Company, the Executive shall be reimbursed in accordance with the Company’s expense reimbursement policy for all ordinary and necessary out-of-pocket business expenses incurred and paid by the Executive during the Employment Term in connection with the performance of the Executive’s duties hereunder.

(c) RELOCATION EXPENSES. As soon as practicable, and in no event later than nine (9) months after, the date of this Agreement, the Executive is expected to relocate to, and establish a primary residence in, the greater New York area. To assist the Executive with such relocation, the Company shall provide the following relocation benefits to the Executive:

(i) upon presentation of substantiation and documentation acceptable to the Company, the Company shall advance to the Executive amounts necessary to reimburse the Executive for the reasonable cost of three (3) round trips for the Executive and his immediate family to New York or Connecticut during a period of six (6) months after the date of this Agreement (such 6 month period, the “Reimbursement Period”), specifically consisting of (A) business class airfare, (B) temporary lodging accommodations in New York or Connecticut for up to four (4) calendar days per trip, and (C) local transportation and meals in New York or Connecticut for up to four (4) calendar days per trip;

(ii) upon presentation of substantiation and documentation acceptable to the Company, the Company shall advance to the Executive amounts necessary to reimburse the Executive for the reasonable moving and relocation costs incurred on or before December 31, 2018 in connection with the Executive’s relocation to the greater New York area, including transaction costs involved with the sale of the Executive’s current residence and purchase of the Executive’s new residence in the greater New York area; and

(iii) the Company shall provide suitable temporary housing for the Executive in New York City until the earlier of the completion of the Executive’s relocation (as determined by the Board in its reasonable good faith discretion) or the expiration of the Reimbursement Period.

(iv) Notwithstanding any provision herein to the contrary, no payment, reimbursement or in-kind benefit (including, for the avoidance of doubt, temporary housing pursuant to Section 6(c)(iii)) shall be made or provided pursuant to this Section 6(c) to the extent that the value of such payment, reimbursement or in-kind benefit, when added to the value of all payments, reimbursements and in-kind benefits previously made or provided pursuant to this Section 6(c) (in each case as determined by the Company in its sole discretion), exceeds three hundred thirty thousand dollars ($330,000).

Notwithstanding any provision herein to the contrary, the Executive shall not earn any payments or reimbursements under this Section 6(c) if the Executive is not employed by the Company on December 31, 2018 due to termination by the Company for Cause or resignation by the Executive without Good Reason prior to such date, in which case no further advances shall be made to the Executive under this Section 6(c), and the Executive shall immediately repay to the Company all advances previously paid to the Executive under this Section 6(c).

7. LEGAL FEES. Upon presentation of documentation reasonably acceptable to the Company after the Effective Date, the Company shall advance to the Executive amounts necessary to reimburse the Executive for all attorney’s fees relating to the negotiation, preparation, review, and execution of this Agreement and any other agreements related to the hiring of the Executive by the Company incurred on or before December 31, 2018, up to fifty thousand dollars ($50,000). Any amount advanced by the Company under this Section 7 shall reduce dollar for dollar the amount available for payment, reimbursement or in-kind benefit under Section 6(c)(iv) hereof. Notwithstanding any provision herein to the contrary, the Executive shall not earn any reimbursements under this Section 7 if the Executive is not employed by the Company on December 31, 2018 due to termination by the Company for Cause or resignation by the Executive without Good Reason prior to such date, in which case no further advances shall be made to the Executive under this Section 7, and the Executive shall immediately repay to the Company all advances previously paid to the Executive under this Section 7.

8. TERMINATION. The Executive’s employment and the Employment Term shall terminate on the first of the following to occur:

(a) DEATH. Automatically and immediately upon the date of death of the Executive.

(b) DISABILITY. Immediately upon written notice by the Company to the Executive of termination due to the Executive’s “Disability”, as such term is defined in the Stock Plan.

(c) FOR CAUSE. immediately upon written notice by the Company to the Executive of termination for Cause. For purposes of this Agreement, “Cause” shall mean:

(i) Executive’s indictment by federal, state or local authorities in respect of any crime that involves, in the good faith judgment of the Board, theft, dishonesty or breach of trust;

(ii) Executive’s conviction of any felony;

(iii) commission by the Executive of any act or omission that results in, or in the good faith judgment of the Board may reasonably be expected to result in, a conviction, plea of no contest, plea of nolo contendere, or imposition of unadjudicated probation for any felony;

(iv) repeated refusal by the Executive to perform the duties related to the Executive’s position (other than as a result of vacation, sickness, illness or injury);

(v) in the good faith judgment of the Board, fraud or embezzlement of Company property or assets by the Executive;

(vi) Executive’s misconduct, moral turpitude, negligence or malfeasance (intentional or reckless wrongdoing with or without malicious or tortious intent) that may, in the good faith judgment of the Board, have a material adverse effect on the Company;

(vii) Executive’s failure to establish a primary residence in the greater New York area within nine (9) months after the date of this Agreement; or

(viii) a material breach or violation by the Executive of any provision of this Agreement, any other agreement between the Executive and the Company or its “Affiliates” as defined in the Stock Plan (the “Affiliates”) (whether entered into prior to, on or after the date of this Agreement) or any Company compliance policies provided in writing to the Executive.

(d) WITHOUT CAUSE. immediately upon written notice by the Company to the Executive of an involuntary termination without Cause (other than due to death or Disability).

(e) RESIGNATION WITH GOOD REASON. Upon written notice by the Executive to the Company of a resignation for Good Reason provided in accordance with this Section 8(e). For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events, without the express written consent of the Executive:

(i) any reduction in Base Salary (other than as part of a reduction generally applicable to senior executives of the Company) or failure to pay any compensation or benefits under the Agreement when due;

(ii) any demotion of the Executive from the position of Company CEO (other than temporarily while physically or mentally incapacitated or as required by applicable law);

(iii) relocation of the Executive’s primary work location by more than fifty (50) miles from its then current location;

(iv) no longer reporting directly and exclusively to the Board (other than temporarily while physically or mentally incapacitated or as required by applicable law); or

(v) no longer being a member of the Board (other than where the Executive’s membership on the Board is prohibited by legal or regulatory requirements).

In order to resign for Good Reason, the Executive must provide the Company with written notice describing the specific circumstances alleged to constitute Good Reason within thirty (30) calendar days after first becoming aware of the occurrence of such circumstances, and the Company shall have thirty (30) calendar days after receipt of such notice to cure such circumstances, if susceptible to cure. If such circumstances are not so cured, the Executive must actually resign the Executive’s employment within thirty (30) calendar days following the expiration of the Company’s cure period. Otherwise, any claim of such circumstances as “Good Reason” will be deemed irrevocably waived by the Executive.

(f) RESIGNATION WITHOUT GOOD REASON. Upon ninety (90) calendar days’ prior written notice by the Executive to the Company of the Executive’s voluntary resignation of employment without Good Reason (which the Company may, in its sole discretion, make effective earlier than any notice date).

(g) OTHER OBLIGATIONS. Upon any termination of the Executive’s employment with the Company for any reason, the Executive shall concurrently resign from the Board and any other position the Executive may then hold as an officer, director or fiduciary of the Company or any of its affiliates.

9. CONSEQUENCES OF TERMINATION.

(a) DEATH. In the event that the Executive’s employment ends on account of the Executive’s death, the Executive’s estate shall be entitled to the following (with the amounts due under Sections 9(a)(i), 9(a)(ii) and 9(a)(iv) hereof to be paid within sixty (60) calendar days following termination of employment, or such earlier date as may be required by applicable law), subject to the provisions of Section 24 hereof:

(i) any unpaid Base Salary through the date of termination;

(ii) reimbursement for any qualifying unreimbursed business expenses incurred through the date of termination, subject to the requirements of Section 6(b) hereof;

(iii) all other payments and fringe or other benefits to which the Executive is entitled under the terms of any applicable employee compensation arrangement, fringe or other benefit plan or program (collectively, Sections 9(a)(i) through 9(a)(iii) hereof shall be hereafter referred to as the “Accrued Benefits”);

(iv) any bonus earned under the EGIP (or successor or replacement plan of the Company) (but for the requirement that the Executive remain employed on the payment date) but unpaid with respect to a calendar or fiscal year ending on or preceding the date of termination of employment (“Unpaid Bonus”); and

(v) a portion of the annual bonus under the EGIP (or successor or replacement plan of the Company) for the calendar or fiscal year in which the Executive’s termination occurs that the Executive would have earned had the Executive remained employed through the payment date of such bonus (based on actual results as determined at or after the conclusion of such year), prorated by multiplying the amount of such bonus which would have been earned for the full calendar or fiscal year by a fraction, the numerator of which is the number of days during the calendar or fiscal year of termination that the Executive was employed by the Company and the denominator of which is 365, which shall be payable at the same time as bonuses under the EGIP for such year are paid to other senior executives of the Company (the “Pro-Rata Bonus”).

(b) DISABILITY. In the event that the Executive’s employment ends on account of the Executive’s Disability, the Company shall pay or provide the Executive with the Accrued Benefits and, subject to the Executive’s continued compliance with the obligations in Sections 10, 11 and 12 hereof, the Unpaid Bonus and the Pro-Rata Bonus, in each case subject to the provisions of Section 24 hereof and payable at such time or times as set forth in Section 9(a) hereof.

(c) TERMINATION FOR CAUSE OR RESIGNATION WITHOUT GOOD REASON. If the Company terminates the Executive’s employment for Cause, or the Executive resigns his employment without Good Reason, the Company shall pay or provide the Executive with the Accrued Benefits, subject to the provisions of Section 24 hereof and payable at such time or times as set forth in Section 9(a) hereof.

(d) TERMINATION WITHOUT CAUSE OR RESIGNATION FOR GOOD REASON. If the Company terminates the Executive’s employment without Cause (other than due to death or Disability), or the Executive resigns his employment for Good Reason, the Company shall pay or provide the Executive with the following, subject to the provisions of Section 24 hereof:

(i) the Accrued Benefits, payable at such time or times as set forth in Section 9(a) hereof;

(ii) subject to the Executive’s continued compliance with the obligations in Sections 10, 11 and 12 hereof, the Unpaid Bonus, payable at such time as set forth in Section 9(a) hereof;

(iii) subject to the Executive’s continued compliance with the obligations in Sections 10, 11 and 12 hereof, an amount equal to the Executive’s monthly Base Salary rate, paid monthly during the Severance Period; provided that to the extent that the payment of any amount constitutes “nonqualified deferred compensation” for purposes of Code Section 409A (as defined in Section 24 hereof), any such payment scheduled to occur during the first sixty (60) days following the termination of employment shall not be paid until the first regularly scheduled pay period following the sixtieth (60th) day following such termination and shall include payment of any amount that was otherwise scheduled to be paid prior thereto; and

(iv) subject to (A) the Executive’s timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”),

(B) the Executive’s continued copayment of premiums at the same level and cost to the Executive as if the Executive were an employee of the Company (excluding, for purposes of calculating cost, an employee’s ability to pay premiums with pre-tax dollars), and (C) the Executive’s continued compliance with the obligations in Sections 10, 11 and 12 hereof, continued copayment by the Company of the Executive’s premiums for health insurance coverage under the Company’s group health plan during the Severance Period to the same extent that the Company paid for such coverage immediately prior to the date of termination, in a manner intended to avoid any excise tax under Section 4980D of the Internal Revenue Code (the “Code”), provided that the Executive is eligible and remains eligible for COBRA coverage and subject to the eligibility requirements and other terms and conditions of such coverage.

(v) “Severance Period” means a period of (A) eighteen (18) months immediately following the Executive’s termination or resignation if such termination or resignation occurs on or before the eighteen (18) month anniversary of the Effective Date or (B) twelve (12) months immediately following the Executive’s termination or resignation if such termination or resignation occurs after the eighteen (18) month anniversary of the Effective Date.

(vi) Notwithstanding any provision herein to the contrary, in the event that the Executive commences other employment during the Severance Period, the Executive shall immediately notify the Company in writing of such other employment, and the severance payments under Section 9(d)(ii) hereof and the Company COBRA subsidy under Section 9(d)(iii) hereof shall immediately cease.

(e) CODE SECTION 280G. To the extent that any amount payable to the Executive hereunder, as well as any other “parachute payment,” as such term is defined under Section 280G of the Code, payable to the Executive in connection with the Executive’s employment by the Company or any of its affiliates, exceed the limitations of Section 280G of the Code such that an excise tax could be imposed under Section 4999 of the Code, and a shareholder vote satisfying Section 280G of the Code is not obtained, such parachute payments shall be payable either (x) in full or (y) as to such lesser amount that would result in no portion of such payments being subject to an excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999 of the Code, results in the Executive’s receipt on an after-tax basis, of the greatest amount hereunder, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. The determination under the preceding sentence shall be made by independent certified public accountants or tax counsel selected by the Company, who shall provide detailed supporting calculations to the Company and the Executive at such time as requested by the Company, and such determination shall be final and binding upon the Parties. To the extent payments are decreased in accordance with the immediately prior sentence, they shall be decreased in the following order: (i) any cash severance, (ii) any other cash amounts payable to the Executive, (iii) benefits valued as parachute payments, and (iv) acceleration of vesting of any equity awards. Unless the Parties otherwise agree in writing, any determination required under this paragraph shall be made in writing by the Company’s independent public accountants, whose determination shall be conclusive and binding upon the Executive and the Company.

(f) EXCLUSIVE REMEDY. Any amounts paid to the Executive following termination of employment pursuant to Section 9 hereof shall be in full and complete satisfaction of the Executive’s rights under this Agreement and any other claims that the Executive may have in respect of the Executive’s employment with the Company or any of its Affiliates, and the Executive acknowledges that such amounts are fair and reasonable, and are the Executive’s sole and exclusive remedy, in lieu of all other remedies at law or in equity, with respect to the termination of the Executive’s employment hereunder or any breach of this Agreement.

(g) EFFECT OF SUBSEQUENT DISCOVERY OF GROUNDS FOR CAUSE. Notwithstanding any provision of this Agreement to the contrary, in the event that, within two (2) years following any termination or resignation of the Executive, the Board discovers that the Executive committed any act or omission prior to such termination or resignation that, in the good faith reasonable judgement of the Board, constitutes Cause under this Agreement, (i) no amounts or benefits beyond the Accrued Benefits shall be paid or provided to the Executive, and (ii) any such amounts previously paid to the Executive shall be immediately repaid to the Company.

10. RELEASE. Any and all amounts payable and benefits or additional rights provided pursuant to this Agreement beyond the Accrued Benefits shall only be paid or provided if the Executive delivers to the Company and does not revoke a general release of claims in favor of the Company and its affiliates in a form reasonably acceptable to the Company (provided that such release shall not (i) extend the applicability of any restrictive covenants under this Agreement or impose any new restrictive covenants, (ii) require the Executive to release any claims to severance or any other payment or benefit due to the Executive following termination of employment as provided in this Agreement, as it may be amended, or (iii) impede the Executive’s right to dispute the Board’s determination of Cause or “Detrimental Activity” (as defined in the Option Award Agreement)). Such release shall be executed and delivered (and no longer subject to revocation, if applicable) within sixty (60) calendar days following any termination or resignation.

11. RESTRICTIVE COVENANTS. As a material inducement to the Company’s entering into this Agreement, the Executive hereby agrees to the provisions of this Section 11, all of which shall survive the termination or resignation of the Executive’s employment with the Company.

(a) CONFIDENTIALITY.

(i) The Executive acknowledges that, in the course of his employment with the Company, the Executive has access to the Confidential Information (as hereinafter defined) of the Company and its affiliates. Both during the Employment Term and after the termination of the Executive’s employment hereunder for any reason, the Executive shall treat and hold as confidential all of the Confidential Information of the Company and its affiliates, refrain from disclosing or using any of the Confidential Information of the Company except in connection with the Executive’s employment, and except as otherwise required hereunder or as may be required by law. If, in the absence of a protective order or the receipt of a waiver hereunder, the Executive is compelled to disclose any Confidential Information under any court order, the Executive may disclose the Confidential Information; provided, however, that the Executive shall first have given the Company prompt notice of the requested disclosure and the Executive, if requested by the Company, have used his best efforts to obtain an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Company shall designate. Nothing contained in this agreement prohibits or prevents the Executive from filing a charge with or participating, testifying, or assisting in any investigation, hearing, whistleblowing proceeding or other proceeding before any federal, state, or local government agency (e.g., EEOC, NLRB, SEC, etc.). Under the federal Defend Trade Secrets Act of 2016, the Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made to the Executive’s attorney in relation to a lawsuit for retaliation against the Executive for reporting a suspected violation of law; or (c) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(ii) For purposes of this Agreement, “Confidential Information” includes, but is not limited to: (i) financial and business information, such as information with respect to costs, commissions, fees, profits, sales, sales margins, capital structure, operating results, borrowing arrangements, strategies and plans for future business, pending projects and proposals, and potential acquisitions or divestitures; (ii) product and technical information, such as product formulations, new and innovative product ideas, research and development projects, investigations, experiments, clinical trials, new business development, sketches, plans, drawings, prototypes, methods, procedures, devices, machines, equipment, data processing programs, software, software codes, algorithms, and computer models; (iii) marketing information, such as new marketing ideas, markets, mailing lists, the identity of the Company’s customers, targeted prospective customers and “Council Members” (which includes third party professionals, consultants and other individuals in the Company’s database of experts), their names and addresses, the names of representatives of the Company’s customers and Council Members responsible for entering into contracts with the Company, the financial arrangements between the Company and such customers and Council Members, specific customer and Council Member needs and requirements, leads and referrals to prospective customers and Council Members, and data on the effectiveness of any particular marketing campaign or advertising venue or method; (iv) vendor information, such as the identity of the Company’s vendors, their names and addresses, the names of representatives of the Company’s vendors responsible for entering into contracts with the Company, the financial arrangements between the Company and such vendors, specific vendor needs and requirements, and leads and referrals to prospective vendors; and (v) personnel information, such as the identity and number of the Company’s other employees, Council Members, consultants and contractors, their salaries, bonuses, benefits, skills, qualifications, and abilities. Trade Secrets are items of Confidential Information that meet the requirements of applicable federal or state trade secret law. Confidential Information (including Trade Secrets) can be in any form: oral, written or machine readable, including electronic files. As defined herein, Confidential Information shall not include information that is or becomes generally known to the public, other than as a result of a disclosure by the Executive in breach of this Agreement.

(iii) The Executive acknowledges that the Confidential Information (including Trade Secrets) were and in the future may be acquired and/or developed by the Company and its affiliates at great effort and expense, and are a special, valuable and unique asset of the Company and its affiliates. The Executive acknowledges that any wrongful use or disclosure of any Confidential Information (including Trade Secrets) could greatly damage the Company and its affiliates, causing irreparable harm and injury.

(iv) The Executive acknowledges and agrees that all copies (in any form whatsoever) of all memoranda, documents, data, records, notes and other written information in his possession or under his control, which contain or pertain to any Confidential Information (including Trade Secrets), shall at all times be the sole and exclusive property of the Company and its affiliates. The Executive further agrees to deliver to the Company, immediately upon separation from employment for any reason and at any time the Company so requests, (i) any and all documents, files, notes, memoranda, databases, computer files and/or other computer programs reflecting any Confidential Information (including Trade Secrets) whatsoever or otherwise relating to the business of the Company and its affiliates; (ii) lists of customers or Council Members or leads or referrals to prospective customers Council Members of the Company and its affiliates; and (iii) any computer equipment, home office equipment, automobile or other business equipment belonging to the Company that the Executive may then possess or have under his or her control. For any equipment or devices owned by the Executive on which proprietary information of the Company and its affiliates is stored or accessible, the Executive shall, immediately upon or prior to separation from employment, deliver such equipment or devices to the Company so that any proprietary information may be deleted or removed. The Executive expressly authorizes the Company’s designated representatives to access such equipment or devices for this limited purpose and shall provide any passwords or access codes necessary to accomplish this task.

(v) The Executive agrees that he shall not disclose to the Company or its affiliates, use for the Company’s benefit, or induce the Company or its affiliates to use any trade secret or confidential information or any Intellectual Property belonging to any former employer or other third party.

(b) NONCOMPETITION.

(i) During the Employment Term and for a period of twenty four (24) months after termination or resignation of the Executive’s employment for any reason (the “Restricted Period”), the Executive will not, directly or indirectly, alone or as a member, partner, joint venturer, officer, director, employee, consultant, agent, independent contractor or stockholder of any entity, (a) engage in any business that provides products and services that are competitive with the professional learning and related products and services that are either currently provided by the Company or its Affiliates, or as of the date of termination or resignation of the Executive’s employment, actively considered, to the Executive’s knowledge, to be provided by the Company or its Affiliates, (b) have any ownership interest, directly or indirectly, in any such competing business activity (other than the Company and passive stockholdings of less than two (2%) per cent of the outstanding equity of an entity whose securities are registered under the Securities Act of 1933, as amended), or (iii) participate in the financing, operation, management or control of, any such competing business activity. Consistent with the global nature of the business of the Company and its Affiliates, this restriction shall apply throughout the world. The Executive acknowledges that the nature of the Company’s business is such that if the Executive were to become employed by, or substantially involved in, the business of a competitor of the Company that engages or participates in a business activity that is in competition with the Company or its Affiliates during the Restricted Period, it will be difficult for the Executive not to rely on or use the Confidential Information (including Trade Secrets) of the Company or its Affiliates. Therefore, the Executive has agreed to the foregoing noncompete restriction to reduce the likelihood of disclosure of the Confidential Information (including Trade Secrets) of the Company and its Affiliates.

(c) NONSOLICITATION OF CUSTOMERS. The Executive covenants that during the Restricted Period, the Executive will not directly or indirectly, for the Executive’s benefit or for the benefit of any other person or entity, solicit or service customers or prospective customers of the Company or its Affiliates for the purpose of selling products and services that are competitive with the professional learning and related products and services that are either currently provided by the Company or its Affiliates or as of the date of termination or resignation of the Executive’s employment, actively considered, to the Executive’s knowledge, to be provided by the Company or its Affiliates.

(d) NONSOLICITATION OF EMPLOYEES AND COUNCIL MEMBERS. The Executive covenants that during the Restricted Period, the Executive will not directly or indirectly, for the Executive’s benefit or for the benefit of any other person or entity, solicit any employee of the Company and its Affiliates, or Council Members, to leave employment with or service to the Company and its Affiliates, or diminish their services to the Company or its Affiliates.

(e) NONDISPARAGEMENT. Both during the Employment Term and after the termination of the Executive’s employment hereunder for any reason, the Executive will not directly or indirectly make to any person, including, but not limited to, current or prospective customers, employees, Council Members, and industry colleagues of the Company or its affiliates, any statement that disparages the Company, or that reflects negatively upon the Company, including, but not limited to, statements regarding the financial condition of the Company or its affiliates, their officers, directors, managers, members, and executives, and statements concerning the termination or resignation of the Executive’s employment. The Company agrees that the Company’s directors and executive officers will not, while employed by or serving as directors of the Company, make negative comments about the Executive or otherwise disparage the Executive in any manner that is likely to be harmful to the Executive’s business reputation or otherwise disparages the Executive. Provision of information in compliance with the Company’s reporting or other obligations under the Company’s contracts (e.g., with lenders) and compliance with disclosure or reporting requirements imposed by federal, state and local securities and other laws shall not be a violation of this Section 11(e). The Executive also agrees that any breach of this non-disparagement provision shall be deemed a material breach of this Agreement. The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings).

(f) CONFLICT OF INTEREST. During employment with the Company, the Executive may not use his position, influence, knowledge of Confidential Information (including Trade Secrets) or the assets of the Company or its affiliates for personal gain, except as specifically provided in this Agreement. A direct or indirect financial interest, including joint ventures in or with a customer or prospective customer or Council Member without disclosure and the express written approval of the Board is strictly prohibited during employment with the Company.

(g) ASSIGNMENT OF WORK PRODUCT.

(i) The Executive acknowledges that all patents, patent applications, inventions, improvements, know-how, concepts, writings, original works of authorship, original pictorial, graphic or other art work, processes, methods and ideas (whether copyrightable, patentable or otherwise) made, generated, conceived, written or reduced to practice by the Executive, alone or in conjunction with others, during or outside working hours (whether or not at the request or upon the suggestion of the Company or its affiliates), during the period during which the Executive is providing services to the Company, relating to the current or proposed products, services or other business activities of the Company or its customers or directly or indirectly relating to the business of the Company or its affiliates or using any of the their equipment or facilities (collectively, the “Work Product”) shall be disclosed to the Company promptly on no less than a quarterly basis and upon request from time to time.

(ii) The Executive agrees that any and all Work Product shall be the exclusive property of the Company and hereby irrevocably and unconditionally, to the fullest extent permitted by law, assigns to the Company all right, title and interest (including without limitation all intellectual property rights) in and to all Work Products. The Executive further acknowledges that all Work Products which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act.

(iii) For the avoidance of doubt, Work Product does not include anything listed in Exhibit 5 hereto.

(iv) The Executive will assist the Company or its affiliates at the Company’s cost in executing, acknowledging and delivering all papers and documents, doing all things and supplying all information, that the Company may deem necessary or desirable to transfer or record the transfer of the Executive’s entire right, title and interest in Work Products to the Company, and to enable the Company to obtain patent, copyright or trademark protection for Work Products anywhere in the world, during the period that he is providing services to the Company. The obligations of the Executive hereunder shall continue beyond the termination of the Executive’s services for the Company with respect to Work Products conceived or made by the Executive during the period he provides services to the Company and shall be binding upon the Executive’s executors, heirs, assigns, administrators and other legal representatives.

(h) REASONABLENESS OF COVENANTS. In signing this Agreement, the Executive gives the Company assurance that the Executive has carefully read and considered all of the terms and conditions of this Agreement, including the restraints imposed under this Section 11. The Executive acknowledges and agrees that the Company is engaged in a highly competitive business. The Executive agrees that because of his position and responsibilities with the Company and his access to the Confidential Information (including Trade Secrets), these restraints are necessary for the reasonable and proper protection of the Company and its affiliates, their Confidential Information (including Trade Secrets) and customer goodwill, and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area, and that these restraints, individually or in the aggregate, will not prevent the Executive from obtaining other suitable employment during the period in which the Executive is bound by the restraints. The Executive agrees that, before providing any services to any entity during the period of time that the Executive is subject to the constraints in Section 11(b) hereof, the Executive will inform such entity of his obligations to the Company under Sections 11 (a) through 11(e).

(i) The Executive acknowledges that each of these covenants has a unique, very substantial and immeasurable value to the Company and its affiliates and that the Executive has sufficient assets and skills to provide a livelihood while such covenants remain in force. The Executive further covenants that the Executive will not challenge the reasonableness or enforceability of any of the covenants set forth in this Section 11. The Company or its Affiliates (or, with respect to amounts incurred to defend or enforce the provisions of Section 11 (e), the prevailing party) shall be entitled to recover all reasonable sums and costs, including attorneys’ fees, incurred to defend or enforce the provisions of this Section 11. It is also agreed that each of the Company’s affiliates will have the right to enforce all of the Executive’s obligations to that affiliate under this Agreement, including without limitation pursuant to this Section 11.

(j) REFORMATION. If it is determined by a court of competent jurisdiction or arbitrator that any restriction in this Section 11 is excessive in duration or scope or is unreasonable or unenforceable under applicable law, it is the intention of the Parties that such restriction may be modified or amended by the court to render it enforceable to the fullest extent permissible under applicable laws and public policies. To the extent any such provision or portion thereof cannot be rendered enforceable, this Agreement shall be considered divisible as to such provision which shall become null and void, leaving the remainder of this Agreement in full force and effect.

(k) TOLLING. In the event of any violation of the provisions of this Section 11, the Executive acknowledges and agrees that the post-termination restrictions contained in this Section 11 shall be extended by a period of time equal to the period of such violation, it being the intention of the Parties that the running of the applicable post-termination restriction period shall be tolled during any period of such violation.

(l) SURVIVAL OF PROVISIONS. The obligations contained in Sections 11 and 12 hereof shall survive the termination or resignation of the Executive’s employment with the Company and shall be fully enforceable thereafter.

12. COOPERATION. The Executive agrees that while employed by the Company and thereafter, upon the receipt of reasonable notice from the Company (including outside counsel), the Executive will respond and provide information with regard to matters in which the Executive has knowledge as a result of the Executive’s employment with the Company, and will provide reasonable assistance to the Company, its affiliates and their respective representatives in defense of any claims that may be made against the Company or its affiliates, and will assist the Company and its affiliates in the prosecution of any claims that may be made by the Company or its affiliates, to the extent that such claims may relate to the period of the Executive’s employment with the Company (collectively, the “Claims”). The Executive agrees to promptly inform the Company if the Executive becomes aware of any lawsuits involving Claims that may be filed or threatened against the Company or its affiliates. The Executive also agrees to promptly inform the Company (to the extent that the Executive is legally permitted to do so) if the Executive is asked to assist in any investigation of the Company or its affiliates (or their actions) or another party attempts to obtain information or documents from the Executive (other than in connection with any litigation or other proceeding in which the Executive is a party-in-opposition) with respect to matters the Executive believes in good faith to relate to any investigation of the Company or its affiliates, in each case, regardless of whether a lawsuit or other proceeding has then been filed against the Company or its affiliates with respect to such investigation, and shall not do so unless legally required. During the pendency of any litigation or other proceeding involving Claims, the Executive shall not communicate with anyone (other than the Executive’s attorneys and tax and/or financial advisors and except to the extent that the Executive determines in good faith is necessary in connection with the performance of the Executive’s duties hereunder) with respect to the facts or subject matter of any pending or potential litigation or regulatory or administrative proceeding involving the Company or any of its affiliates without giving prior written notice to the Company or the Company’s counsel. Upon presentation of documentation reasonably acceptable to the Company, the Company shall pay or reimburse the Executive for all reasonable out-of-pocket expenses incurred by the Executive in complying with this Section 12.

13. EQUITABLE RELIEF AND OTHER REMEDIES. The Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 11 or Section 12 hereof would be inadequate and, in recognition of this fact, the Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond or other security, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available, without the necessity of showing actual monetary damages. In the event of a violation by the Executive of Section 11 or Section 12 hereof, any severance or other payments or benefits being paid or provided to the Executive pursuant to this Agreement shall immediately cease, and any severance or other payments previously paid to the Executive shall be immediately repaid to the Company.

14. NO ASSIGNMENTS. This Agreement is personal to each of the Parties. Except as provided in this Section 14, no party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other Party hereto. The Company may assign this Agreement to any successor to all or substantially all of the business and/or assets of the Company, provided that the Company shall require such successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company and any successor to its business and/or assets, which assumes and agrees to perform the duties and obligations of the Company under this Agreement by operation of law or otherwise.

15. NOTICE. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of delivery, if delivered by hand, (b) on the date of transmission, if delivered by confirmed facsimile or electronic mail, (c) on the first (1st) business day following the date of deposit, if delivered by guaranteed overnight delivery service, or (d) on the fourth (4th) business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

At the address (or to the facsimile number) shown

in the books and records of the Company.

With a copy to:

Gillian Emmett Moldowan

Shearman & Sterling LLP

599 Lexington Avenue

New York, NY 1 0022

gillian.moldowan@shearman.com

If to the Company:

Gerson Lehrman Group, Inc.

60 East 42 Street, 3rd Floor

New York, NY 10165

Attention: General Counsel

or to such other address as either Party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt. Notice and communications shall be effective when actually received by the addressee. Submission of a copy of the notice to another person shall not constitute notice to the Executive or the Company.

16. SECTION HEADINGS. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.

17. SEVERABILITY. The provisions of this Agreement shall be deemed severable. The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the Parties hereunder shall be enforceable to the fullest extent permitted by applicable law.

18. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

19. INDEMNIFICATION. The Company hereby agrees to indemnify the Executive and hold the Executive harmless to the extent provided under the by-laws of the Company against and in respect of any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including reasonable attorney’s fees), losses, and damages resulting from the Executive’s good faith performance of the Executive’s duties and obligations to the Company. This obligation shall survive the termination of the Executive’s employment with the Company.

20. LIABILITY INSURANCE. The Company shall cover the Executive under the Company’s directors’ and officers’ liability insurance policy both during and, while potential liability exists, after the term of this Agreement, in the same amount and to the same extent as the Company covers its other officers and directors. This obligation shall survive the termination of the Executive’s employment with the Company.

21. GOVERNING LAW, ARBITRATION AND AGREEMENT TO BRING CLAIMS IN SHORTENED PERIOD. This Agreement any agreements incorporated by reference herein shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to its conflict of laws provisions. Any and all disputes, claims or controversies (hereinafter, “Claims”) between the Parties relating to or arising out of this Agreement and any agreements incorporated by reference herein, or the termination of this Agreement or the Executive’s employment with the Company for any reason, including any and all local, state and federal statutory claims (including any and all statutory claims of discrimination and retaliation under city, state or federal law), other than any claims by the Company for injunctive relief, shall be exclusively determined by arbitration in New York, New York, by a single arbitrator, by and pursuant to the American Arbitration Association’s Rules governing Employment Disputes. Executive agrees not to commence any action related to Executive’s employment by the Company: (a) more than twelve (12) months after the termination of Executive’s employment, if the action is related to the termination of Executive’s employment; or (b) more than twelve (12) months after the event or occurrence on which Executive’s claim is based, if the action is based on an event or occurrence other than the termination of Executive’s employment. Executive agrees to waive any statute of limitations that is contrary to this Section 21. The arbitration award shall be final and binding upon the Parties, and judgment may be entered thereon by any court of competent jurisdiction. In agreeing to arbitrate any and all Claims, the Parties agree and understand that they are waiving their right to a jury trial and, further, acknowledge that their decision to do so is voluntary and with full knowledge of all pre-existing and future legal rights. To the extent permitted by applicable law, the Parties further agree that all Claims shall be arbitrated on an individual, non-class (or collective) basis, and under no circumstance may be consolidated with any other arbitration, action or legal proceeding for any purpose, and no party hereto shall claim that this provision is void or voidable on grounds that proceeding on a non-class (or collective) basis would be cost-prohibitive, unduly burdensome or result in a denial of any procedural (i.e., non-substantive) right or remedy under state or federal law. In addition, the Parties agree that all aspects of any arbitration, including without limitation any record of arbitral proceedings, testimony, decisions or awards shall be treated by the Parties as confidential and shall not be disclosed to any non-parties or the public in general except as may be required by law. The Company and the Executive shall be responsible for their own fees and costs incurred in connection with any arbitration. FOR THE AVOIDANCE OF DOUBT, EXECUTIVE AND THE COMPANY HEREBY WAIVE, AS AGAINST THE OTHER, THE RIGHT TO A TRIAL BY JURY IN

ANY JUDICIAL PROCEEDING TO WHICH THEY ARE BOTH PARTIES INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATING TO, OR CONNECTED WITH THIS AGREEMENT. Each party hereto submits to the exclusive jurisdiction of the state and federal courts located in New York, New York, for any action to compel or stay arbitration, or to obtain injunctive relief.

22. MISCELLANEOUS. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer or director as may be designated by the Board. No waiver by either Party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other Party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. The failure of either the Company or the Executive, whether purposeful or otherwise, to exercise in any instance any right, power, or privilege under this Agreement or under law shall not constitute a waiver of the same or any other right, power, or privilege in any other instance. This Agreement, together with all exhibits hereto, sets forth the entire agreement of the Parties in respect of the subject matter contained herein and supersedes any and all prior agreements or understandings between the Executive and the Company with respect to the subject matter hereof. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either Party which are not expressly set forth in this Agreement.

23. REPRESENTATIONS BY THE EXECUTIVE. The Executive represents and warrants to the Company that (a) the Executive has the legal right to enter into this Agreement and to perform all of the obligations on the Executive’s part to be performed hereunder in accordance with its terms, and (b) the Executive is not a party to any agreement or understanding, written or oral, and is not subject to any restriction, which, in either case, could prevent the Executive from entering into this Agreement or impair the Executive from performing all of the Executive’s duties and obligations hereunder (for the avoidance of doubt, any violation of the Executive’s representations set forth in this sentence shall constitute Cause hereunder). The Executive acknowledges that the Executive has been represented by the Executive’s own independent legal counsel in connection with the negotiation of the terms and conditions of this Agreement, including but not limited to the forum selection and choice of law provisions herein. Moreover, as this Agreement has been negotiated by sophisticated parties, each party shall be deemed to have drafted this Agreement and there shall be no presumption that its provisions will be construed against either party. The Executive further acknowledges that, commencing on the Effective Date, the Executive shall primarily reside and work in the State of New York.

24. TAX MATTERS.

(a) WITHHOLDING. The Company may withhold from any and all amounts payable under this Agreement or otherwise such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation. In the event that the Company fails to withhold any taxes required to be withheld by applicable law or regulation, the Executive agrees to indemnify the Company for any amount paid with respect to any such taxes, together with any interest, penalty and/or expense related thereto.

(b) SECTION 409A COMPLIANCE.

(i) Although the Company does not guarantee the tax treatment of any payments or benefits under this Agreement, the intent of the Parties is that payments and benefits under this Agreement either comply with, or be exempt from, Section 409A of the Code and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent possible, this Agreement shall be limited, construed and interpreted in accordance with such intent. To the extent that any provision hereof is modified in order to comply with Code Section 409 A, such modification shall be made in good faith and shall, to the maximum extent possible, maintain the original intent and economic benefit to the Executive and the Company of the applicable provision without violating the provisions of Code Section 409A. In no event whatsoever shall the Company, its affiliates, or any of their respective officers, directors, employees or agents, be liable for any tax, interest or penalty that may be imposed on the Executive by Code Section 409A or damages for failing to comply with Code Section 409A.

(ii) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”

(iii) Notwithstanding anything to the contrary in this Agreement, if the Executive is deemed on the date of termination to be a “specified Executive” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall not be made or provided until the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Executive, and (B) the date of the Executive’s death, to the extent required under Code Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this paragraph (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum without interest, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(iv) To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Code Section 409A, (A) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Executive, (B) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (C) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(v) For purposes of Code Section 409A, the Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

(vi) Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the dale first written above.

COMPANY

By:	/s/ Laurence Herman

Name:	Laurence Herman

Title:	General Counsel

EXECUTIVE

/s/ J. Paul Todd
J. Paul Todd

Signature Page – J. Paul Todd Employment Agreement